UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2021

CIRCOR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14962	04-3477276
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 CORPORATE DRIVE, SUITE 200
Burlington,	MA	01803-4238
(Address of principal executive offices)		(Zip Code)

(781) 270-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CIR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On December 20, 2021 (the “Closing Date”), CIRCOR International, Inc., a Delaware corporation (the “Company”), entered into a credit agreement (the “New Credit Agreement”), by and among the Company, as borrower, certain domestic subsidiaries of the Company, as guarantors (the “Subsidiary Guarantors”), the lenders from time to time party thereto (the “Lenders”), Truist Bank, as administrative agent (in such capacity, the “Administrative Agent”), collateral agent (in such capacity, the “Collateral Agent”), swing line lender and a letter of credit issuer, and Truist Securities, Inc., Citizens Bank, N.A. and Keybanc Capital Markets Inc., as joint lead arrangers and joint bookrunners. The New Credit Agreement provides for a seven-year senior secured term loan which was funded at closing in full, in an aggregate original principal amount of $530.0 million (the “Term Loan”), and a five-year senior secured revolving credit facility, available in an aggregate original principal amount of up to $100.0 million (the “Revolving Facility” and together with the Term Loan, the “Credit Facilities”). The Term Loan requires scheduled quarterly payments each in an amount equal to 0.25% of the initial aggregate principal amount of the Term Loan at closing, beginning with the quarter ending March 31, 2022, with the balance due at maturity. Additional loans of up to $100.0 million (plus the amount of certain voluntary prepayments) and an unlimited amount subject to compliance with a first lien net leverage ratio of 4.50 to 1.00 may be made available under the New Credit Agreement upon request of the Company subject to specified terms and conditions. The Company may repay any borrowings under the New Credit Agreement at any time, subject to certain limited and customary restrictions stated in the New Credit Agreement; provided, however, that if the Company prepays all or any portion of the Term Loan in connection with a repricing transaction on or prior to the date that is six months after the Closing Date, the Company must pay a prepayment premium of 1.0% of the aggregate principal amount of the Term Loan so prepaid. The New Credit Agreement also contains customary mandatory prepayment provisions relating to asset sales, incurrences of certain indebtedness and Excess Cash Flow (as defined in the New Credit Agreement). Each Subsidiary Guarantor irrevocably and unconditionally guarantees all of the obligations under the New Credit Agreement. To secure their respective obligations under the New Credit Agreement, the Company and each Subsidiary Guarantor have granted a lien in favor of the Collateral Agent thereunder, in substantially all of their assets, subject to certain customary exclusions.

Borrowings under the Credit Facilities bear interest at a rate per annum equal to, at the Company’s option, any of the following, plus, in each case, an applicable margin: (a) with respect to Term Loans and Revolving Facility loans denominated in U.S. dollars, (x) a base rate determined by reference to the highest of (1) the per annum rate which the applicable Administrative Agent publicly announces from time to time as its prime lending rate, as in effect from time to time, (2) the federal funds effective rate plus 0.50%, or (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%, in each case subject to a floor of 0%; and (y) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, subject to a LIBOR rate floor of (i) with respect to the Term Loans, 0.50% and (ii) with respect to Revolving Facility loans, 0%; and (b) with respect to Revolving Facility loans denominated in Euros, a EURIBOR rate determined by reference to the costs of funds for Euro deposits for the interest period relevant to such borrowing adjusted for certain additional costs, subject to a EURIBOR rate floor of 0.50%. The Term Loans were issued with original issue discount of 1.00% of the principal amount thereof. The applicable margin for outstanding principal amounts under the Credit Facilities is 4.50% with respect to LIBOR or EURIBOR loans and 3.50% with respect to base rate loans.

In addition to paying interest on outstanding principal under the Credit Facilities, the Company is required to pay a commitment fee in respect of the unutilized commitments under the Revolving Facility. The initial commitment fee is 0.50% per annum. Commencing with the delivery of financial statements with respect to the first quarter ending after the closing of the New Credit Agreement, the commitment fee is subject to adjustment based on the Company’s first lien net leverage ratio as of the end of the preceding quarter. The Company must also pay customary letter of credit fees and agency fees.

The New Credit Agreement contains customary representations and warranties and affirmative covenants for the benefit of the Lenders. Pursuant to the New Credit Agreement, the Company must comply with various negative covenants. These negative covenants include, but are not limited to, restrictions on the Company’s ability to conduct certain mergers or acquisitions, sell certain assets, incur certain future indebtedness or liens, sell or acquire certain subsidiaries, make certain restricted payments and make certain investments or loans. In connection with the Revolving Facility, the Company must comply with a maximum first lien net leverage ratio covenant, tested quarterly, of 6.50:1.00 for the fiscal quarters ending December 31, 2021 and March 31, 2022, 6.00:1.00 for the fiscal quarters ending June 30, 2022 and September 30, 2022 and 5.50:1.00 for the fiscal quarters ending thereafter. The New Credit Agreement also includes certain customary events of default, including, without limitation, payment defaults, representation or warranty inaccuracies, covenant violations, cross-defaults to other agreements evidencing indebtedness for borrowed money, invalidity of certain loan documents relating to the New Credit Agreement, certain judgments, bankruptcy and insolvency events and the occurrence of events constituting a Change of Control (as defined in the New Credit Agreement). The Lenders are entitled to accelerate repayment of the loans under the New Credit Agreement upon the occurrence and continuance of any events of default under the New Credit Agreement.

The New Credit Agreement replaced and terminated the Company’s prior Credit Agreement, dated as of December 11, 2017 (as amended, the “Prior Credit Agreement”), among the Company, as borrower, certain subsidiaries of the Company, as guarantors, the lenders from time to time party thereto, Deutstche Bank AG New York Branch, as term loan administrative agent and collateral agent, Truist Bank (formerly known as SunTrust Bank), as revolver administrative agent, swing line lender and a letter of credit issuer, Deutsche Bank Securities Inc. and Truist Securities, Inc. (formerly known as SunTrust Robinson Humphrey, Inc.), as joint lead arrangers and joint bookrunners, and Citizens Bank, N.A. and HSBC (USA) Inc. as co-managers. At the time it was replaced and terminated, the Company had approximately $530.0 million outstanding under the Prior Credit Agreement. On the Closing Date, the Company borrowed the entire principal amount of the Term Loan under the New Credit Agreement and approximately $13.0 million under the Revolving Facility to repay amounts outstanding under the Prior Credit Agreement, and to pay related fees, expenses, including customary fees and expenses of the agents, the lenders and the joint lead arrangers and joint bookrunners in connection with the New Credit Facilities, and other transaction costs. In addition, certain of the lenders and the other parties to the New Credit Agreement and their respective affiliates are lenders and/or agents under the Prior Credit Agreement, and as such have received a portion of the net proceeds from the loans under the New Credit Agreement.

The foregoing description of the New Credit Agreement is a summary only and is qualified in its entirety by reference to the New Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02    Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the termination of the Prior Credit Agreement is incorporated by reference into this Item 1.02.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the New Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1
Credit Agreement, dated as of December 20, 2021, by and among CIRCOR International, Inc., as borrower, certain domestic subsidiaries of CIRCOR International, Inc., as guarantors, the lenders from time to time party thereto, Truist Bank, as administrative agent, collateral agent, swing line lender and a letter of credit issuer, and Truist Securities, Inc., Citizens Bank, N.A. and Keybanc Capital Markets Inc., as joint lead arrangers and joint bookrunners

101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIRCOR INTERNATIONAL, INC.
December 22, 2021	By: /s/ Scott Buckhout
Name: Scott Buckhout
Title: President and Chief Executive Officer